                                                                                                                                              EXHIBIT 99.1

Contact:     Thomas S. Elley

 334-636-5424

FIRST US BANCSHARES, INC.

REPORTS FIRST QUARTER RESULTS

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Reports Increased Earnings and Asset Quality Improvement

THOMASVILLE, AL (April 25, 2017) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”) today reported net income of $0.4 million, or $0.06 per diluted share, for the quarter ended March 31, 2017. The results represent an increase of $0.01 per diluted share compared to the first quarter of 2016.

Financial Highlights – First Quarter 2017 Compared to First Quarter 2016

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Revenue Growth – Increased first quarter earnings were driven by growth in revenue, including both interest and non-interest income, which increased on a combined basis by $0.5 million, or 6.0%, compared to the first quarter of 2016. The increase in interest income resulted from loan growth that occurred in 2016 primarily at the Company’s banking subsidiary, First US Bank (the “Bank”). Net loans totaled $317.7 million as of March 31, 2017, compared to $264.0 million as of March 31, 2016. The increase in non-interest income resulted from increases in credit insurance income at the Company’s finance company subsidiary, Acceptance Loan Company (ALC), as well as increases in service and other charges on deposit accounts at the Bank.

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Provision for Loan Loss – The revenue growth experienced by the Company during the first quarter of 2017 was partially offset by an increase in the Company’s provision for loan losses of $0.3 million, comparing the first quarter of 2017 to the first quarter of 2016. The increase resulted primarily from a negative provision of $0.3 million at the Bank during the first quarter of 2016 that was not repeated during the first quarter of 2017. Total provision expense, including both the Bank and ALC, was $0.5 million in the first quarter of 2017, compared to $0.2 million during the first quarter of 2016.

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Asset Quality Improvement – Non-performing assets, including loans in non-accrual status and other real estate owned, decreased to $6.8 million, or 1.10% of total assets, as of March 31, 2017, compared to $8.6 million, or 1.50% of total assets, as of March 31, 2016.

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Deposit Growth – Deposits, which represent the Company’s largest funding source, remained strong during the first quarter of 2017. Deposits totaled $509.1 million as of March 31, 2017, compared to $485.5 million as of March 31, 2016, an increase of 4.8% over the 12-month period.

“We are pleased to report year-over-year earnings improvement driven by growth in revenues, as well as continued improvement in asset quality,” stated James F. House, President and Chief Executive Officer of the Company. “During 2016, we reported growth in net loans of 26.4%. That growth has enabled us to start 2017 in a stronger earnings position than we started 2016. Although we do not expect to achieve the same level of loan growth each quarter, and indeed we saw a small decrease in our loan balances from the prior quarter, we remain optimistic about our prospects for growth over the remainder of 2017. Our management team is committed to improving revenue through loan growth at the Bank and sustained performance at ALC,” continued Mr. House.

Results of Operations

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Pre-provision net interest income totaled $6.9 million in the first quarter of 2017, compared to $7.1 million in the prior quarter and $6.7 million in the first quarter of 2016. Net yield on interest-earning assets was 5.05% for the first quarter, compared to 5.17% for the prior quarter, and 5.10% during the first quarter of 2016. The reduction in net yield in the first quarter of 2017 resulted primarily from a mix-shift in loan composition at ALC away from traditional consumer loans to point-of-sale retail lending, which provides higher credit quality, but at reduced yield. This change in mix is generally more pronounced during the first quarter when ALC’s traditional consumer lending is typically lower than other quarters of the year. Yield on ALC’s loans was 19.11% during the first quarter of 2017, compared to 19.94% and 19.60% for the fourth and first quarters of 2016, respectively. At the Bank, yield on loans totaled 4.06% during the first quarter of 2017, compared to 4.02% and 4.47% during the fourth and first quarters of 2016, respectively. The decrease in the Bank’s yield compared to the first quarter of 2016 resulted primarily from continued efforts by management to adhere to lending practices designed to improve the credit quality of the Bank’s portfolio. The Company’s average cost of funds on deposits and borrowings was 0.54% during the first quarter of 2017, compared to 0.54% and 0.52% during the fourth and first quarters of 2016, respectively.

First US Bancshares, Inc. Reports First Quarter Results

April 25, 2017

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The provision for loan losses was $0.5 million for the first quarter of 2017, compared to $1.8 million and $0.2 million for the fourth and first quarters of 2016, respectively. The allowance for loan losses as a percentage of loans was 1.51% as of March 31, 2017, compared to 1.48% as of December 31, 2016, and 1.26% as of March 31, 2016. Loan growth at the Bank was the primary driver in increasing the allowance for loan losses during 2016.

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Non-interest income totaled $1.2 million in both the first quarter of 2017 and the fourth quarter of 2016, compared to $1.0 million during the first quarter of 2016. The increase in the more recent quarters was the result of increases in credit insurance income on loans at ALC, as well as increased service charge income on deposit accounts at the Bank.

●	Non-interest expense totaled $7.0 million in the first quarter of 2017, compared to $6.8 million and $7.1 million in the fourth and first quarters of 2016, respectively.

Balance Sheet Management

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Net loans totaled $317.7 million as of March 31, 2017, compared to $322.8 million as of December 31, 2016. The decrease included reductions of $4.3 million and $0.8 million at the Bank and ALC, respectively. The majority of the Bank’s reduction occurred in the non-farm, non-residential real estate portfolio and was due primarily to scheduled maturity of loans. The reduction in this category was partially offset by growth in the Bank’s real estate construction loan category.  ALC’s reduction occurred in its consumer and real estate portfolios.  A decrease in consumer loans at ALC is generally expected during the first quarter due to the seasonal nature of traditional consumer finance lending.  Real estate lending was previously discontinued at ALC as part of management’s efforts to improve credit quality.  Accordingly, ALC’s real estate portfolio is expected to decrease each quarter.  The reductions in these portfolio categories were partially offset by increases in ALC’s indirect sales portfolio during the quarter.

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As a result of the decrease in loan volume, excess funds were redeployed into the investment securities portfolio.  Investment securities totaled $213.5 million as of March 31, 2017, compared to $207.8 million as of December 31, 2016.  Investment securities serve to both enhance interest income and provide an additional source of liquidity available to fund loan growth and capital expenditures.  Management has structured the investment portfolio to provide cash flows through interest earned and the maturity or payoff of securities in the portfolio on a monthly basis.  In the current environment, it is expected that cash flows from the investment portfolio will continue to serve as a significant source of liquidity available for the funding of future loan growth.

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Liabilities increased to $542.5 million as of March 31, 2017, compared to $530.7 million as of December 31, 2016. The increase resulted from an increase in deposits of $11.5 million and an increase in short-term borrowings of $0.6 million. These increases were partially offset by a decrease in other liabilities of approximately $0.3 million. Deposits generated through the Bank’s branch system are considered the Company’s primary funding source to meet short- and long-term liquidity needs. Deposit levels fluctuate throughout the year based on seasonality, as well as specific circumstances impacting deposit customers. In addition to deposits, significant external sources of liquidity are available to the Bank, including access to funding through federal funds lines, Federal Home Loan Bank advances and brokered deposits.

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Shareholders’ equity increased to $77.3 million, or $12.77 per outstanding common share, as of March 31, 2017, compared to $76.2 million, or $12.62 per outstanding common share, as of December 31, 2016. The increase in shareholders’ equity resulted primarily from continued growth in retained earnings and increases in other comprehensive income resulting from changes in the fair value of investment securities available-for-sale.

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The Company declared a cash dividend of $0.02 per share on its common stock in the first quarter of 2017. This amount is consistent with the Company’s quarterly dividend declarations for each quarter of 2016.

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During the first quarter, the Bank continued to maintain capital ratios at higher levels than the ratios required to be considered a “well-capitalized” institution under applicable banking regulations. As of March 31, 2017, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 18.98%. Its total capital ratio was 20.23%, and its Tier 1 leverage ratio was 12.15%.

First US Bancshares, Inc. Reports First Quarter Results

April 25, 2017

About First US Bancshares, Inc.

First US Bancshares, Inc. is a bank holding company that operates banking offices in Alabama through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential, geographic expansion and the adequacy of the allowance for loan losses for the Company, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas, the availability of quality loans in the Bank’s and ALC’s service areas, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

First US Bancshares, Inc. Reports First Quarter Results

April 25, 2017

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

	Quarter Ended (Unaudited)
	2017	2016
	March 31,	December 31,	September 30,	June 30,	March 31,
Results of Operations:
Interest income	$7,510	$7,721	$7,760	$7,478	$7,196
Interest expense	591	588	587	561	535
Net interest income	6,919	7,133	7,173	6,917	6,661
Provision for loan losses	515	1,814	680	536	167
Net interest income after provision for loan losses	6,404	5,319	6,493	6,381	6,494
Non-interest income	1,167	1,165	1,567	1,480	989
Non-interest expense	7,037	6,826	7,348	7,255	7,066
Income (loss) before income taxes	534	(342)	712	606	417
Provision for (benefit from) income taxes	130	(237)	162	144	100
Net income (loss)	$404	$(105)	$550	$462	$317
Per Share Data:
Basic net income (loss) per share	$0.07	$(0.02)	$0.09	$0.08	$0.05
Diluted net income (loss) per share	$0.06	$(0.02)	$0.09	$0.07	$0.05
Dividends declared	$0.02	$0.02	$0.02	$0.02	$0.02

Period-End Balance Sheet:
Total assets	$619,827	$606,892	$600,307	$601,754	$575,582
Loans, net of allowance for loan losses	317,677	322,772	317,121	298,901	263,975
Allowance for loan losses	4,879	4,856	3,668	3,591	3,375
Investment securities, net	213,497	207,814	209,566	213,165	231,466
Total deposits	509,078	497,556	493,828	495,618	485,537
Long-term debt	15,000	15,000	15,000	15,000	5,000
Total shareholders’ equity	77,297	76,241	78,848	78,525	77,727

Key Ratios:
Return on average assets (annualized)	0.27%	(0.07%)	0.36%	0.31%	0.22%
Return on average equity (annualized)	2.12%	(0.53%)	2.78%	2.30%	1.65%
Loans to deposits	62.4%	64.9%	64.2%	60.3%	54.4%
Allowance for loan losses as % of loans	1.51%	1.48%	1.14%	1.19%	1.26%
Nonperforming assets as % of total assets	1.10%	1.20%	1.28%	1.33%	1.50%

First US Bancshares, Inc. Reports First Quarter Results

April 25, 2017

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share and Per Share Data)

	March 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Cash and due from banks	$5,701	$7,018
Interest-bearing deposits in banks	27,204	16,512
Total cash and cash equivalents	32,905	23,530
Investment securities available-for-sale, at fair value	183,858	181,910
Investment securities held-to-maturity, at amortized cost	29,639	25,904
Federal Home Loan Bank stock, at cost	1,609	1,581
Loans, net of allowance for loan losses of $4,879 and $4,856, respectively	317,677	322,772
Premises and equipment, net	22,192	18,340
Cash surrender value of bank-owned life insurance	14,683	14,603
Accrued interest receivable	1,924	1,987
Other real estate owned	4,587	4,858
Other assets	10,753	11,407
Total assets	$619,827	$606,892

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$509,078	$497,556
Accrued interest expense	229	241
Other liabilities	7,473	7,735
Short-term borrowings	10,750	10,119
Long-term debt	15,000	15,000
Total liabilities	542,530	530,651

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,341,061 and 7,329,060 shares issued, respectively; 6,055,103 and 6,043,102 shares outstanding, respectively	73	73
Surplus	10,826	10,786
Accumulated other comprehensive income, net of tax	(543)	(1,277)
Retained earnings	87,717	87,434
Less treasury stock: 1,285,958 shares at cost	(20,764)	(20,764)
Noncontrolling interest	(12)	(11)

Total shareholders’ equity	77,297	76,241

Total liabilities and shareholders’ equity	$619,827	$606,892

First US Bancshares, Inc. Reports First Quarter Results

April 25, 2017

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2017	2016
	(Unaudited)
Interest income:
Interest and fees on loans	$6,496	$6,053
Interest on investment securities	1,014	1,143
Total interest income	7,510	7,196

Interest expense:
Interest on deposits	528	523
Interest on borrowings	63	12
Total interest expense	591	535

Net interest income	6,919	6,661

Provision for loan losses	515	167

Net interest income after provision for loan losses	6,404	6,494

Non-interest income:
Service and other charges on deposit accounts	464	417
Credit insurance income	256	152
Net gain on sales and prepayments of investment securities	49	2
Other income, net	398	418
Total non-interest income	1,167	989

Non-interest expense:
Salaries and employee benefits	4,398	4,164
Net occupancy and equipment	777	769
Other real estate/foreclosure expense, net	84	117
Other expense	1,778	2,016
Total non-interest expense	7,037	7,066

Income before income taxes	534	417
Provision for income taxes	130	100
Net income	$404	$317
Basic net income per share	$0.07	$0.05
Diluted net income per share	$0.06	$0.05
Dividends per share	$0.02	$0.02